SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT OF FORM 10-K
                                           Exhibit 21
LIST OF SUBSIDIARIES

Jurisdiction of
Name of Subsidiaries	Incorporation

100% Owned by Company

Suoftec Light Metal Products B.V.	The Netherlands

Superior Industries International Arkansas, LLC	Delaware, U.S.A.

Superior Industries International Asset Management, Inc.	California, U.S.A.

Superior Industries International Holdings, LLC	Delaware, U.S.A.

Superior Industries International Kansas, LLC	Delaware, U.S.A.

Superior Industries International Michigan, LLC	Delaware, U.S.A.

Superior Industries International - Tennessee, LLC	Tennessee, U.S.A.

Superior Industries de Mexico, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries North America, S. de R.L. de C.V.	Chihuahua, Mexico

Superior Industries Trading de Mexico, S. de R.L. de C.V.	Chihuahua, Mexico

50% Owned Joint Venture

Suoftec Light Metal Products Production & Distribution Ltd.	Tatabanya, Hungary